Exhibit 99.1

No Hands Required: Motorola Solutions Introduces the Next Evolution of Mobile Computing

Revolutionary enterprise-class HC1 headset mobile computer designed to improve productivity and collaboration and increase worker safety on job sites

WASHINGTON--(BUSINESS WIRE)--October 22, 2012--AUSA Annual Meeting & Exposition (Booth #1239) - Motorola Solutions, Inc. (NYSE: MSI), a leading provider of mission-critical communication solutions and services for enterprise and government customers, today unveiled the HC1 headset computer, the first in a new class of Motorola hands-free enterprise mobile computers that leverages advanced voice recognition, head gestures and video streaming to navigate applications that access and view business-critical documents and schematics. The HC1 can be used in harsh environments and most remote locations, where access to complex graphical data or text is needed and using a laptop or handheld device is impractical without obstructing vision.

KEY FACTS

  Designed for field services and the defense, utilities, telecommunications, aerospace and aviation markets, the HC1 can be used for maintenance, repair, operations/overhaul (MRO) and training and simulation applications that improve inspection time and accuracy, reduce labor rates and increase safety.
    Field technicians responsible for the maintenance and repair of complex machines and vehicles can receive expert assistance almost instantly on-site.
    Military defense forces, special public safety teams and commercial customers can practice simulated events and crisis scenarios and also perform live training with real-time trainer feedback and mission- or business-critical guidance.
    Construction managers, field engineers and architects can access schematics, building plans and maps, and annotate photos or video clips to provide proof of condition or document changes at the point of activity.
  The HC1 headset computer provides hands-free mobile computing leveraging Kopin Corporation’s optical micro-display technology platform - providing the user with a view of a 15-inch laptop-size screen.
  In addition to local document access, the HC1, when connected via local Wi-Fi or a Bluetooth® connection to a Motorola MC75A, MC65, ES400 smartphone or mobile hotspot, allows the push and pull of data between the headset computer and remote networks. By pairing the HC1 with a WAN device connected to a remote network, mobile workers can receive mobile gateway access to place voice calls and use GPS data.
  The remote connectivity of the HC1 combined with the use of an optional camera accessory that can transmit pictures or videos enables collaboration between a remote expert and a field-based associate on the job site to resolve issues quickly and efficiently – reducing travel costs and downtime, while improving worker productivity.
  Motorola’s HC1 headset computer is available with the Service from the Start with Comprehensive Coverage program, providing coverage for normal wear and tear and accidental damage to internal and external components, significantly reducing unforeseen repair expenses.

SUPPORTING QUOTES

Dr. Andrew G. Cook, senior vice president of Operational Excellence and Innovation, AREVA Inc.

“In the highly demanding and regulated nuclear energy industry, innovation is essential in meeting ever-increasing standards for safety and operational performance for our utility customers. With the Entervise Remote Expert application running on Motorola’s HC1 headset computer, we can perform independent quality oversight at nuclear power plants without requiring a second person to enter restricted areas. With the HC1’s added camera functionality, our on-site technicians can enlist the support of our experts at the home office in real time to see exactly what is seen in the field and help them resolve conditions quickly and safely. We expect that the HC1 will provide us with measurable gains in productivity and efficiencies that will reduce radiation dose and operating costs.”

Girish Rishi, corporate vice president and general manager of Enterprise Mobile Computing, Motorola Solutions

“The HC1 represents a paradigm shift in hands-free mobile computing and is Motorola’s first of its kind to be commercially available for industrial use. Offering a more productive hands-free work environment for technical field workers, the HC1 will benefit both businesses and government and public safety organizations.”

SUPPORTING RESOURCES

Website: Motorola Solutions Wearable Computers

Portal: Motorola Solutions Next Generation Enterprise Mobility

About Motorola Solutions

Motorola Solutions is a leading provider of mission-critical communication solutions and services for enterprise and government customers. Through leading-edge innovation and communications technology, it is a global leader that enables its customers to be their best in the moments that matter. Motorola Solutions trades on the New York Stock Exchange under the ticker “MSI.” To learn more, visit www.motorolasolutions.com. For ongoing news, please visit our media center or subscribe to our news feed.

MOTOROLA, MOTO, MOTOROLA SOLUTIONS and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license. All other trademarks are the property of their respective owners. ©2012 Motorola Solutions, Inc. All rights reserved.

CONTACT:
Media Contact:
Bill Abelson
Motorola Solutions
Office: +1-631-738-4751
Mobile: +1-917-952-2551
Bill.Abelson@motorolasolutions.com
Industry Analyst Relations Contact:
Wan Lin
Motorola Solutions
Office: + 1-847-576-1017
Mobile: + 1-847-521-6319
Wan.Lin@motorolasolutions.com